KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS FIRST QUARTER 2007 RESULTS

DALLAS, TEXAS . . . MAY 14, 2007 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $14.5 million, or $1.45 per diluted share, in the first quarter of 2007 as compared to $22.2 million, or $2.22 per diluted share, in the first quarter of 2006. The decrease in earnings was due primarily to lower shipment volumes, increased costs for ferrous scrap, electricity, and zinc and a higher effective income tax rate in 2007; partially offset by higher selling prices, lower costs for natural gas and a significantly higher pension credit.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits. A reconciliation of operating income as reported to operating income adjusted for pension and OPEB expense or credit is set forth in the following table.

	Three months ended March 31,
	(In thousands)

	2006	2007
Operating income as reported	$23,795	$24,409
Defined benefit pension credit	(12,161)	(20,378)
OPEB credit	(2,100)	(2,200)
Operating income before pension and OPEB	$9,534	$1,831

The Company’s sales volumes and per-ton selling prices for the first quarter of 2006 and 2007 were as follows:
	Three months ended March 31,		Three months ended March 31,
	Sales Volume		Selling Prices
	2006	2007	2006	2007
	(000 tons)		(Per ton)
Fabricated wire products	34	34	$1,029	$1,068
Welded wire reinforcement	15	12	876	879
Nails	5	-	697	754
Industrial wire	18	23	718	733
Coiled rebar	-	6	-	526
Wire rod	103	86	490	517
Billets	10	-	346	132
All products	185	161	639	693

The decrease in operating income before pension and OPEB for the first quarter of 2007 as compared to the same period in 2006 was primarily a result lower shipment volumes and increased costs for ferrous scrap, electricity, and zinc; partially offset by higher selling prices and lower costs for natural gas. Shipment volumes of wire rod were lower during the first quarter of 2007 due to unusually cold weather which impeded Keystone’s ability to ship by barge during 2007 and exceptionally high demand during 2006 due to competitor production problems that were resolved during the fourth quarter of 2006. Electricity costs were higher in 2007 as a result of the January 1, 2007 deregulation of electricity in Illinois (the location of the Company’s largest manufacturing facility) following a ten year rate freeze. The higher per-ton selling prices during the first quarter of 2007 were due primarily to the increased costs for ferrous scrap, as Keystone’s prices are influenced, in part, by the market cost of ferrous scrap.

The increased pension credit in 2007 was primarily a result of a $233 million increase in plan assets from the end of 2005 to the end of 2006.

The Company’s provisions for income taxes were not significant prior to the second quarter of 2006. Due to Keystone’s profitability during the first six months of 2006 and due, in part, to expectations of continued profitability, the Company reversed its deferred income tax asset valuation allowance by the end of June 2006 and subsequently Keystone’s effective income tax rate has approximated the statutory rate.

In December 2006, the Company adopted a new accounting standard related to planned major maintenance expense. Under the new standard, the Company no longer accrues the cost of planned major maintenance expense in advance during the year but instead recognizes the cost of planned major maintenance when incurred. The new standard was adopted retroactively, and accordingly the Company’s net income in the first quarter of 2006 is approximately $507,000 higher than previously reported.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical in nature are forward-looking and are not statements of fact. Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information. In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy)
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB credits, which is used by the Company’s management to assess its performance. The Company believes disclosure of operating income before pension and OPEB credits provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod. Keystone also manufactures welded wire reinforcement, coiled rebar and steel bars and shapes. The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets. Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

* * * * * * * * * *

KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended March 31,
	2006	2007
	(unaudited)

Net sales	$119,115	$113,098
Cost of goods sold	105,032	106,731

Gross margin	14,083	6,367

Other operating expenses (income):
Selling expense	1,791	1,678
General and administrative expense	2,758	2,858
Defined benefit pension credit	(12,161)	(20,378)
Other postretirement benefit credit	(2,100)	(2,200)

Total other operating income	(9,712)	(18,042)

Operating income	23,795	24,409

Nonoperating income (expense):
Corporate expense	(270)	(178)
Interest expense	(1,202)	(1,197)
Interest and other income	2	198

Total nonoperating expense	(1,470)	(1,177)

Income before income taxes	22,325	23,232

Provision for income taxes	89	8,768

Net income	$22,236	$14,464

Basic and diluted income per share	$2.22	$1.45

Basic and diluted shares outstanding	10,000	10,000